                                                                    EXHIBIT 10.1

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                            200.83 AND 240.24B-2




             SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT



                              ELAN CORPORATION, PLC



                        ELAN INTERNATIONAL SERVICES, LTD.



                                       AND



                           ISIS PHARMACEUTICALS, INC.



                                       AND



                                  ORASENSE LTD.

                                      INDEX


CLAUSE 1     DEFINITIONS

CLAUSE 2     NEWCO'S BUSINESS

CLAUSE 3     REPRESENTATIONS AND WARRANTIES

CLAUSE 4     AUTHORIZATION AND CLOSING

CLAUSE 5     CERTAIN ASSIGNMENT RIGHTS

CLAUSE 6     NONCOMPETITION

CLAUSE 7     DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 8     THE BUSINESS PLAN AND REVIEWS

CLAUSE 9     RESEARCH AND DEVELOPMENT WORK

CLAUSE 10    INTELLECTUAL PROPERTY RIGHTS

CLAUSE 11    EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

CLAUSE 12    COMMERCIALIZATION

CLAUSE 13    MANUFACTURING

CLAUSE 14    TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 15    AUDITORS, BANKERS, REGISTERED OFFICE, ACCOUNTING REFERENCE DATE;
             SECRETARY; COUNSEL

CLAUSE 16    REGULATORY

CLAUSE 17    TRANSFERS OF SHARES; RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 18    MATTERS REQUIRING PARTICIPANTS' APPROVAL

CLAUSE 19    DISPUTES

CLAUSE 20    CERTAIN CHANGES OF CONTROL

CLAUSE 21    TERMINATION

CLAUSE 22    CONFIDENTIALITY

CLAUSE 23    COSTS

CLAUSE 24    GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this 20th day of April, 1999,

AMONG:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN");

(2) ELAN INTERNATIONAL SERVICES, LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) ISIS PHARMACEUTICALS, INC., a corporation incorporated under the laws of Delaware and having its principal place of business at 2292 Faraday Avenue, Carlsbad, CA 92008, United States of America ("ISIS"); and

(4) ORASENSE LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("NEWCO").


RECITALS:


A. Newco desires to issue and sell to the Participants (as defined below), and the Participants desire to purchase from Newco, for aggregate consideration of $15,000,000, apportioned between them as set forth herein, 12,000 shares of Newco's common stock, par value $1.00 per share (the "COMMON STOCK"), allocated 9,612 shares to Isis and 2,388 shares to EIS.

B. Elan is beneficially entitled to the use of certain patents which have been granted or are pending in relation to drug delivery including modification of the solubility, intrinsic dissolution, stability and/or permeability of an active agent, improved dosage form processing, modification of the surface of particles, and in vivo, in situ, and in vitro cell tissue and animal models for drug absorption.

C. Isis is beneficially entitled to the use of certain patents that have been granted or are pending in relation to metabolism and transport inhibitors and methods of identifying the same and in vivo, in situ, and in vitro cell tissue and animal models for drug absorption.

D. As of the date hereof, Elan Pharmaceutical Technologies, a division of Elan ("EPT"), has entered into a license agreement with Newco, and Isis has entered


                                       7.

        into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the Isis Intellectual Property, respectively (each as defined below).

E. Elan and Isis have agreed to co-operate in the establishment and management of a business for the research, development and commercialization of the Products (as defined below) based on their respective technologies.

F. Elan and Isis have agreed to enter into this Agreement for the purpose of recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with Newco.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                    CLAUSE 1

                                   DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

        "AFFILIATE" of any Person (in the case of a legal entity) shall mean any other Person controlling, controlled or under the common control of such first Person, as the case may be. For the purposes of this definition, "control" shall mean direct or indirect ownership of greater than fifty percent (50%) of the stock or shares entitled to vote for the election of directors or capital interests representing more than fifty percent (50%) of the equity thereof and "controlling" and "controlled" shall be construed accordingly. Notwithstanding the foregoing, Newco shall not be construed to be an Affiliate, as defined herein, of Elan or EIS.

        "AGREEMENT" means this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

        "BUSINESS" means the business of Newco as described in Clause 2 and as more particularly specified in the Business Plan and such other business as the Participants may agree from time to time in writing (each in its sole discretion) should be carried on by Newco.

        "BUSINESS PLAN" shall mean the business plan and program of development to be agreed by Elan and Isis within 60 days of the Closing Date, with respect to the research, development, and commercialization of the Products, which shall be reviewed and updated by Elan and Isis on an annual basis, upon mutual written agreement.


                                       2.

        "CHANGE OF CONTROL" shall mean, with respect to a Party, the acquisition of fifty percent (50%) or more of its voting securities, the ability, by contract or otherwise, to control the board of directors or management of any such entity, or a sale of all or substantially all of the business of such Party to which the Transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise.


         "CLOSING DATE" shall mean the date upon which the Transaction Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

        "COMMERCIALIZATION" shall mean the manufacture, promotion, distribution, marketing and sale of the Products and the Development Product.

        "COMMON STOCK EQUIVALENTS" means any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Stock.

        "CONTROL" shall mean, with respect to a drug, the ability to grant a license or sublicense as contemplated herein without violating the terms of any agreement with any third party.

        "CONVERTIBLE NOTE" means that certain convertible promissory note, of even date herewith, by and between Isis and EIS.

        "DEVELOPMENT CANDIDATE" shall mean a [...***...] antisense inhibitor of TNF-(alpha), as more specifically detailed in the License Agreements.

        "DEVELOPMENT PRODUCT" shall mean any product containing as an active ingredient the Development Candidate (or a Substituted Development Candidate) in an Oral formulation for humans.

        "DIRECTORS" means, at any time, the directors of Newco.

        "EIS DIRECTOR" has the meaning set forth in Clause 7.

        "EIS EXCHANGE RIGHT" has the meaning assigned to such term in the Isis Securities Purchase Agreement.

        "ELAN IMPROVEMENTS" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Elan License Agreement.

                                              * CONFIDENTIAL TREATMENT REQUESTED

                                       3.

        "ELAN KNOW-HOW" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN LICENSE" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN LICENSE AGREEMENT" means the license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

        "ELAN PATENT RIGHTS" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN PROGRAM TECHNOLOGY" shall mean all Program Technology solely conceived or made by Elan and/or its agents.

        "ENCUMBRANCE" means any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "FIELD" shall mean the research, development and Commercialization of an Oral Platform for delivery of Oligonucleotide Drugs.

        "FINANCIAL YEAR" means each year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of each year.

        "FULLY DILUTED COMMON STOCK" means all of the issued and outstanding Common Stock, assuming the conversion, exercise or exchange of all outstanding Common Stock Equivalents.

        "FUNDING AGREEMENT" shall mean the Funding Agreement, dated as of the date hereof, between Elan, EIS and Isis.

        "INDEPENDENT THIRD PARTY" shall mean any person other than Newco, Isis, Elan or any of their respective Affiliates.

        "ISIS DELIVERY KNOW-HOW" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS DELIVERY PATENTS" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS DELIVERY TECHNOLOGY" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS DEVELOPMENT CANDIDATE KNOW-HOW" shall have the meaning given to such term in the Isis License Agreement.


                                       4.

        "ISIS DEVELOPMENT CANDIDATE PATENTS" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS DEVELOPMENT CANDIDATE TECHNOLOGY" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS DIRECTORS" has the meaning set forth in Clause 7.

        "ISIS IMPROVEMENTS" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS INTELLECTUAL PROPERTY" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS LICENSE" shall have the meaning given to such term in the Isis License Agreement.

        "ISIS LICENSE AGREEMENT" shall mean the license agreement between Isis and Newco, of even date herewith, attached hereto as Schedule 2

        "ISIS OLIGONUCLEOTIDE DRUG" shall mean any Oligonucleotide Drug Controlled by Isis other than the Development Candidate.

        "ISIS PRODUCTS" shall mean Products for Oral delivery based upon Isis Oligonucleotide Drugs that are made, designed, or otherwise created by or on behalf of Isis or any of its Affiliates after the date hereof pursuant to the Project using the Newco Technology and/or the Licensed Technologies.

        "ISIS PROGRAM TECHNOLOGY" shall mean all Program Technology solely conceived or made by Isis and/or its agents.

        "ISIS SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement, of even date herewith, by and between Isis and EIS.

        "LICENSE AGREEMENTS" means the Elan License Agreement and the Isis License Agreement.

        "LICENSED TECHNOLOGIES" means, together, the Elan Intellectual Property and the Isis Intellectual Property.

        "NEWCO MEMORANDUM OF ASSOCIATION AND BYE-LAWS" shall mean the Memorandum of Association and Bye-Laws of Newco.

        "NEWCO PATENTS" shall mean any and all patents and patent applications Controlled by Newco, existing and/or pending as of the Effective Date or hereafter filed or obtained by Newco, other than Elan Patent Rights, Isis Delivery


                                       5.

        Patent Rights and Isis Development Candidate License Rights. Newco Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

        "NEWCO PROGRAM TECHNOLOGY" shall mean all Program Technology other than Elan Program Technology and Isis Program Technology.

        "NEWCO TECHNOLOGY" shall mean all Program Technology and all technology licensed or acquired by Newco or developed by Newco whether or not pursuant to the Research and Development Program, excluding, however, Isis Intellectual Property and Elan
        Intellectual Property.

        "OLIGONUCLEOTIDE DRUG" shall mean any single stranded, [...***...] oligonucleotide including those [...***...] used as a human therapeutic and/or prophylactic compound containing between [...***...] nucleotides and/or nucleosides including oligonucleotide analogs which may include [...***...]. For purposes of this Agreement, Oligonucleotide Drug shall specifically exclude oligonucleotides used in gene therapy except [...***...] an oligonucleotide, oligonucleotides used as [...***...] or oligonucleotides used as adjuvants. Oligonucleotide Drug shall also specifically exclude polymers in which the linkages are amide based, such as peptides and proteins but shall not exclude [...***...]. Should Isis develop [...***...] oligonucleotides or should Elan independently discover drug delivery technology it believes to be potentially applicable to [...***...] oligonucleotides, then the Participants shall discuss in good faith whether such oligonucleotides can be formulated for Oral delivery using the Oral Platform, and whether such formulation appears feasible without requiring a significant further investment in developing or enhancing the Oral Platform; if such formulation appears feasible, the Participants shall discuss in good faith the inclusion of such oligonucleotides as Oligonucleotide Drugs.

        "ORAL" shall mean administration by way of the mouth for the purpose of topical or systemic delivery by way of the alimentary canal.

        "ORAL DELIVERY DEVICES" shall mean devices for delivering an active agent orally such as those employing [...***...] technologies.


                                               *CONFIDENTIAL TREATMENT REQUESTED
                                       6.

        "ORAL PLATFORM" shall mean formulation and excipient systems and technologies including [...***...] and further including the use of [...***...], which can be employed to develop dosage forms of Oligonucleotide Drugs, deliver said dosage forms to the alimentary canal and facilitate and/or promote the Oral systemic and topical delivery of Oligonucleotide Drugs.

        "PARTICIPANT" means Isis or Elan, as the case may be, and "Participants" means both of the Participants together.

        "PARTY" means Elan, Isis, or Newco, as the case may be, and "Parties" means all three together.

        "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

        "PERMITTED TRANSFEREE" means any Affiliate or subsidiary of Elan, EIS or Isis, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan/EIS, an off-balance sheet special purpose entity created by Elan or EIS.

        "PRIMARY TECHNOLOGICAL COMPETITOR OF ELAN" shall mean those entities listed on Schedule 2A to the Elan License Agreement.

        "PRODUCT" shall mean any Oligonucleotide Drug under development or developed by or on behalf of Newco in an Oral formulation for administration to humans.

        "PROGRAM TECHNOLOGY" shall mean all technology developed by or on behalf of Newco, whether by Elan, Isis, a third party or jointly by any combination thereof, pursuant to the Research and Development Program.

        "PROJECT" shall mean all activity as undertaken by or on behalf of Newco in order to develop the Products in accordance with the Business Plan.

        "REGISTRATION RIGHTS AGREEMENTS" means the Registration Rights Agreements of even date herewith relating to securities of Isis and Newco, respectively.

        "REGULATORY APPLICATION" means any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

        "REGULATORY APPROVAL" means the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       7.

        "RESEARCH TERM" shall mean the period commencing on the Closing Date and continuing for a period of thirty-six (36) months thereafter, unless extended by the mutual written agreement of Elan and Isis; provided, however, that if a Participant shall be prevented by (i) events beyond the Participant's control, or (ii) by such Participant's delay or negligent act or omission, from performing its obligations under the Transaction Documents within said thirty-six (36) months period, then the other Participant at its option, may extend the duration of the Research Term by a term equal in length to the period during which the first Participant was unable to perform its obligations hereunder.


        "RHA" means any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "SHARES" means the shares of Common Stock of Newco.

        "STOCKHOLDER" means any of EIS, Isis, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "STOCKHOLDERS" means all of the Stockholders together.

        "SUBSIDIARY" means any company that is a subsidiary of Newco within the meaning of applicable laws.

        "SUBSTITUTED DEVELOPMENT CANDIDATE" shall mean an Isis Oligonucleotide Drug licensed to Newco by Isis for development by Newco in replacement of the Development Candidate pursuant to the Isis License Agreement.

        "TECHNOLOGICAL COMPETITOR OF ELAN" shall mean any entity which has a significant program for the development of drug delivery systems and which is active in promoting and contracting the use of such drug delivery systems to third parties, a listing of which is contained on
        Schedule 2B to the Elan License Agreement, as the same shall be updated and revised on an annual basis by mutual consent of the Parties.

        "TECHNOLOGICAL COMPETITOR OF ISIS" shall mean any entity which has a significant program for the discovery and development of antisense drugs, a listing of which is contained on Schedule 3 to the Elan License Agreement, as the same shall be updated and revised on an annual basis by mutual consent of the Parties.

        "TERM" means the term of this Agreement.

        "TERRITORY" means all of the countries of the world.





                                       8.

        "THIRD PARTY OLIGONUCLEOTIDE DRUG" shall mean any Oligonucleotide Drugs Controlled by an Independent Third Party, other than an Isis Oligonucleotide Drug.

        "THIRD PARTY PRODUCT" shall mean Products based upon Third Party Oligonucleotide Drug that are made, designed, or otherwise created by or on behalf of an Independent Third Party after the date hereof pursuant to the Project using the Newco Technology and/or the Licensed Technologies. For avoidance of doubt, any Product based upon an Oligonucleotide Drug jointly developed by an Independent Third Party and Isis other than pursuant of the Program shall be deemed to be an Isis Product.

        "TRANSACTION DOCUMENTS" means this Agreement, the Funding Agreement, the Elan License Agreement, the Isis License Agreement, the Convertible Note, the Isis Securities Purchase Agreement, the Registration Rights Agreements and associated documentation of even date herewith, by and between Isis, Elan, EIS and Newco, as applicable.

        "UNITED STATES DOLLAR" and "US$" and "$" means the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

        DEFINITION                             CLAUSE
        "Buyout Option"                        20.1
        "Closing"                              4.2
        "Common Stock"                         Recital
        "Confidential Information"             22.1
        "Co-sale Notice"                       17.3
        "Elan"                                 Recital
        "Elan Valuation"                       20.2
        "EIS"                                  Recital
        "EPT"                                  Recital
        "Isis"                                 Recital
        "Isis Valuation"                       20.2
        "Management Committee"                 7.2.1
        "Newco"                                Recital
        "Notice of Exercise"                   17.2
        "Notice of Intention"                  17.2
        "Offered Shares"                       17.2
        "Offering Price"                       17.2
        "Presiding Justice"                    20.2
        "Purchase Price"                       20.2
        "R&D Committee"                        7.2.2
        "Remaining Stockholders"               17.3


                                       9.

        "Relevant Event"                       21.2
        "Research and Development Program"     9.1
        "Selling Stockholder"                  17.2
        "Tag-Along Right"                      17.3
        "Transaction Proposal"                 17.2
        "Transfer"                             17.1
        "Transferee Terms"                     17.3
        "Transferring Stockholders"            17.3

1.3     Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Transaction Documents, if defined therein.

                                    CLAUSE 2

                                NEWCO'S BUSINESS

2.1 The primary objective of Newco and any Subsidiaries is to carry on the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Territory and to achieve the objectives set out in this Agreement. The focus of the collaborative venture will be to develop the Products using the Elan Intellectual Property, the Isis Intellectual Property and the Newco Technology to agreed-upon specifications and timelines.

2.2 Except as the Participants otherwise agree in writing and except as may be provided in this Agreement, the Business Plan or the License Agreements, the Participants shall exercise their respective powers in relation to Newco so as to ensure that the Business is carried on in a proper and prudent manner.

2.3 Each Participant shall use all commercially reasonable and proper means at its disposal and within its power to maintain, extend and improve the Business of


                                      10.

        Newco, within the limits of this Agreement, and to further the reputation and interests of Newco.

2.4 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco Memorandum of Association and Bye-Laws. The Participants shall use their best endeavors to ensure that to the extent required pursuant to the laws of Bermuda, and to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.

                                    CLAUSE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF NEWCO: Newco hereby represents and warrants to each of the Stockholders as follows, as of the date hereof:

        3.1.1 ORGANIZATION: Newco is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted, to execute this Agreement, which has been duly authorized and is enforceable against Newco in accordance with its terms, and to carry out the transactions contemplated hereby.

        3.1.2 CAPITALIZATION: As of the date hereof, the authorized capital stock of Newco consists of 12,000 shares of Common Stock. Prior to the date hereof, no shares of capital stock of Newco have been issued.

        3.1.3 AUTHORIZATION: The execution, delivery and performance by Newco of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Stockholders or others.


                                      11.

        3.1.4 NO CONFLICTS: The execution, delivery and performance by Newco of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

               (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

               (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

               (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco, except as contemplated by the Transaction Documents.

        3.1.5 APPROVALS: As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Transaction Documents.

        3.1.6 DISCLOSURE: This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

        3.1.7 NO BUSINESS; NO LIABILITIES: Newco has not conducted any business or incurred any liabilities or obligations prior to the date hereof, except solely in connection with its organization and formation.

3.2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS: Each of the Stockholders hereby severally represents and warrants to Newco as follows as of the date hereof:

        3.2.1 ORGANIZATION: Such Stockholder is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has


                                      12.

               all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

        3.2.2 AUTHORITY: Such Stockholder has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action of such Stockholder. This Agreement is the valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance.

        3.2.3 NO CONFLICTS: The execution, delivery and performance by such Stockholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Stockholder will not:

               (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Stockholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Stockholder or any of its properties or assets;

               (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Stockholder or any material contract to which such Stockholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Stockholder; or

               (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Stockholder, except as contemplated by the Transaction Documents.

        3.2.4 APPROVALS: As of the date hereof, no material permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Stockholder.

        3.2.5 INVESTMENT REPRESENTATIONS: Such Stockholder is capable of evaluating the merits and risks of its investment in Newco. Such Stockholder has not been formed solely for the purpose of making this investment and such


                                      13.

               Stockholder is acquiring the Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Stockholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholders' representations as expressed herein. Such Stockholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

3.3 SURVIVAL: The representations and warranties in this Clause 3 shall survive for a period of two years from and after the date hereof.

                                    CLAUSE 4

                            AUTHORIZATION AND CLOSING

4.1 Newco has authorized the issuance to (i) EIS of 2,388 shares of Common Stock and (ii) Isis of 9,612 shares of Common Stock, issuable as provided in Clause 4.3 hereof.

4.2 The closing (the "CLOSING") shall take place at the offices of Brock Silverstein LLC at 153 East 53rd Street, New York, New York 10022 on the date hereof or such other place if any, as the Parties may agree and shall occur contemporaneously with the closing under the Isis Securities Purchase Agreement.

4.3     At the Closing,

        4.3.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 2,388 shares of Common Stock for an aggregate purchase price of $2,985,000. Newco shall issue and sell to Isis, and Isis shall purchase from Newco, upon the terms and conditions set forth herein, 9,612 shares of Common Stock for an aggregate purchase price of $12,015,000.

        4.3.2 The Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Stock described above and any other certificates, resolutions or documents which the Parties shall reasonably require.


                                      14.

4.4     EXEMPTION FROM REGISTRATION:

        The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

         THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO THE RESTRICTIONS CONTAINED IN THAT CERTAIN SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT, DATED APRIL 20, 1999, BY AND AMONG ELAN CORPORATION, PLC, ELAN INTERNATIONAL SERVICES, INC., ISIS PHARMACEUTICALS, INC. AND ORASENSE LTD.

                                    CLAUSE 5

                            CERTAIN ASSIGNMENT RIGHTS

5.1 At any time after exercise of the EIS Exchange Right and upon 1 month's prior notice in writing from Elan to Newco and Isis, Newco shall assign the Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated by Elan to facilitate such assignment.

                                    CLAUSE 6

                                 NON-COMPETITION

6.1 The Parties acknowledge and agree to be bound by the provisions of Clause 11 of the Elan License Agreement and the provisions of Clause 11 of the Isis License Agreement which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and Isis, respectively.


                                      15.

                                    CLAUSE 7

                    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

7.1.    DIRECTORS:

        Prior to the exercise of the EIS Exchange Right, the Board of Directors of Newco shall be composed of four Directors. Isis shall have the right to nominate three directors of Newco ("ISIS DIRECTORS"), provided that one such director is a resident of Bermuda, and EIS shall have the right to nominate one Director of Newco ("EIS DIRECTOR"). Isis may appoint one of the Isis Directors to be the chairman of Newco. Each Participant agrees to vote its shares of Common Stock in favor of the election of the nominees of the other Participant to the Board of Directors.

        7.1.1 If the chairman is unable to attend any meeting of the Board, the Isis Directors shall be entitled to appoint another Director to act as chairman in his place at the meeting.

        7.1.2 If EIS removes the EIS Director, or Isis removes any of the Isis Directors, EIS or Isis, as the case may be, shall indemnify the other Stockholder against any claim by such removed Director arising from such removal.

        7.1.3 The Directors shall meet not less than three times in each Financial Year and all Directors' meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Newco in Bermuda.

        7.1.4 At any such meeting, the presence of the EIS Director and one of the Isis Directors shall be required to constitute a quorum and, subject to Clause 18 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Isis Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.


        7.1.5 The chairman of Newco shall hold office until the first meeting of the Directors after the exercise by EIS of the EIS Exchange Right. In the event that the EIS Exchange Right is exercised at any time by EIS, each of Isis, and EIS shall cause the board of Directors of Newco to be reconfigured so that an equal number of Directors are designated by EIS and Isis. Thereafter, each of EIS and Isis, beginning with EIS, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year. If the chairman of Newco is unable to attend any meeting of the Directors, the Directors shall be


                                      16.

               entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

        7.1.6 In case of an equality of votes at a meeting of the board of Directors of Newco, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the board of Directors shall resolve the deadlock pursuant to the provisions set forth in Clause 19.

7.2  MANAGEMENT AND R&D COMMITTEES:

        7.2.1 The Directors shall appoint a management committee (the "MANAGEMENT COMMITTEE") to perform certain operational functions, such delegation to be consistent with the Directors' right to delegate powers pursuant to the Newco Memorandum of Association of Bye-Laws. The Management Committee shall initially consist of four members, two of whom will be nominated by EIS and two of whom will be nominated by Isis, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting during which such operational functions are discussed. Except as otherwise provided herein or in the License Agreements, decisions of the Management Committee shall require approval by at least one EIS nominee on the Management Committee and one Isis nominee on the Management Committee. Each of EIS and Isis shall be entitled to remove any of their nominees to the Management Committee and appoint a replacement in place of any nominees so removed.

        7.2.2 The Management Committee shall appoint a research and development committee (the "R&D COMMITTEE") which shall initially be comprised of four members, two of whom will be nominated by Elan and two of whom will be nominated by Isis, and each of whom shall have one vote, whether or not present at an R&D Committee meeting during which research and development issues are discussed. Decisions of the R&D Committee shall require approval by at least one Elan nominee on the R&D Committee and one Isis nominee on the R&D Committee. Each of Elan and Isis shall be entitled to remove any of their nominees to the R&D Committee and appoint a replacement in place of any nominees so removed.

        7.2.3 The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the business of Newco, and the operation of Newco, and in particular, devising Newco's strategy for research and development and to monitor and supervise the implementation of Newco's strategy for research and development.

        7.2.4  The R&D Committee shall be responsible for:

               7.2.4.1 designing that portion of the Business Plan that relates to the Project for consideration by the Management Committee;


                                      17.

               7.2.4.2 establishing a joint Project team consisting of an equal number of team members from Elan and Isis, including one Project leader from each of Elan and Isis; and

               7.2.4.3 implementing such portion of the Business Plan that relates to the Project, as approved by the Management Committee.

        7.2.5 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee. If the Management Committee cannot resolve the matter, the dispute will be referred to the President of EPT and the Chief Executive Officer of Isis pursuant to Clause 19 hereof.

        7.2.6 On not more than two times in each Financial Year, Elan and Isis shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Isis and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research and Development Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Isis's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or Isis, as the case may be, for the Research and Development Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Isis, as the case may be, then the expense of such inspection shall be borne solely by Elan or Isis, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or Isis, as the case may be, shall be paid promptly by Elan or Isis, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Isis, as the case may be, by Newco, Newco shall pay the deficit to Elan or Isis, as the case may be.

                                    CLAUSE 8

                          THE BUSINESS PLAN AND REVIEWS

8.1 The Directors shall meet as soon as reasonably practicable after the Closing Date hereof and shall agree upon and approve the Business Plan for the current Financial Year within 60 days of the date hereof. The research and development budget contained in the Business Plan shall provide for the supply of the Development Candidate and the [...***...] and [...***...] compounds by Isis to Newco at [...***...]. In subsequent Financial Years, the Directors shall meet prior to the accounting reference date specified in Clause 15 and agree upon and approve the Business Plan for


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      18.

        the following Financial Year, or any amendment or modification to the Business Plan.

8.2 The Participants agree that the Management Committee shall submit to the Directors on February 15th, May 15th, August 15th, and November 15th or as soon as reasonably practicable thereafter in each Financial Year a report on the performance of the Business and research and development activities of Newco, and the Directors shall hold such meeting as may be necessary to review the performance of Newco against the Business Plan for the relevant year.

                                    CLAUSE 9

                          RESEARCH AND DEVELOPMENT WORK

9.1 During the Research Term, Newco will diligently pursue the research and development of the Elan Intellectual Property, Isis Intellectual Property and Newco Technology in accordance with the Research and Development Program. The "RESEARCH AND DEVELOPMENT PROGRAM" will be the program for (a) the development of the Oral Platform, and (b) the development of the Development Product in the Field, including without limitation, screening, in-vitro pharmacology, toxicology, stability, prototype dosage form development, formulation, optimization, clinical and regulatory activities. Such work shall be agreed to and conducted by Elan and/or Isis under contract with Newco as provided in the Business Plan.

9.2 Isis and Elan shall provide such research and development services as may be reasonably required by Newco in accordance with the provisions in the License Agreements. Newco shall pay Isis and Elan for any research and development work carried out by them on behalf of Newco at the end of each month during the Research and Development Program, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Newco by Isis or Elan, as applicable, by the 15th day of the month following the month in which work was performed. The payments by Newco to Isis or Elan, as the case may be, shall be at the rates prescribed in the respective License Agreement. Research and development activities that are outsourced to third party providers shall be charged to Newco at [...***...].

9.3 In the event the Management Committee, by unanimous vote of its members, shall determine that preclinical toxicology or pharmacology studies indicate that clinical trials of the Development Candidate should not be undertaken, or the Management Committee determines that development of the Development Candidate is not economically viable, Isis in good faith shall offer, and the Management Committee, by unanimous vote of its members shall approve, an Isis Oligonucleotide Drug in pre-clinical development that it deems economically viable as a Substituted Development Candidate, subject to the agreement of the


                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      19.

        Participants, negotiating in good faith, to changes concerning the budget, Business Plan and funding of Newco.

9.4 Except as otherwise provided herein and as provided in the Isis License Agreement, upon designation of an Isis Oligonucleotide as a Substituted Development Candidate, (i) all rights to the Development Candidate shall revert to Isis and (ii) all provisions contained herein and in the Isis License Agreement other than in the preceding clause (i) relating to the Development Candidate shall be deemed to apply to the Substituted Development Candidate as if it were the Development Candidate.

                                    CLAUSE 10

                          INTELLECTUAL PROPERTY RIGHTS

10.1 Title and all other ownership rights, including patent rights, relating to the Elan Intellectual Property shall belong to Elan. Title and all other ownership rights, including patent rights relating to the Isis Intellectual Property shall belong to Isis. Title and all other ownership rights, including patent rights, relating to the Newco Technology shall belong to Newco.

10.2 The Participants shall discuss in good faith all material issues relating to filing, prosecution and maintenance of Elan Patents, Isis Development Candidate Patents and Isis Delivery Patents insofar as such patent rights are of relevance to the License Agreements and any patentable inventions and discoveries within the Elan Intellectual Property, Isis Intellectual Property and Newco Technology that relate to the License Agreements and any patentable improvements thereto. Subject to mutual agreement to the contrary by Isis and Elan the following provisions shall apply:

        10.2.1 Elan, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Elan Patents that relate to the Field; (ii) to file and prosecute patent applications on material patentable inventions and discoveries within the Elan Improvements that relate to the Field; (iii) to defend all such applications against third party oppositions; and (iv) to maintain in force any material issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Newco and Isis at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

        10.2.2 Isis, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Isis Delivery Patents that relate


                                      20.

               to the Field and the Isis Development Candidate Patents; (ii) to file and prosecute patent applications on material patentable inventions and discoveries within the Isis Improvements that relate to the Field and the Development Candidate; (iii) to defend all such applications against third party oppositions; and
               (iv) to maintain in force any material issued letters patent within the Isis Delivery Patents that relate to the Field and the Isis Development Candidate Patents (including any letters patent that may issue covering any such Isis Improvements that relate to the Field). Isis shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Elan and Newco at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

        10.2.3 In the event that a Participant informs the other Participant that it does not intend to file patent applications on patentable inventions and discoveries within the Isis Intellectual Property or Elan Intellectual Property as the case may be that relate to the Field in one or more countries in the Territory or fails to file such an application within a reasonable period of time, Newco shall have the option at its expense to file and prosecute such patent application(s) in the joint names of Newco and the Participant not intending or failing to so file (or, if required by law, on behalf of the inventors and assignable to Newco and the Participant). Upon written request from Newco, such Participant shall execute all documents, forms and declarations and to do all things as shall be reasonably necessary to enable Newco to exercise such option.

        10.2.4 Elan and Isis, at their joint expense on behalf of Newco, shall
               (i) file and prosecute patent applications on patentable inventions and discoveries within the Newco Technology; (ii) defend all such applications against third party oppositions; and
               (iii) maintain in force any issued letters patent within the Newco Patents (including any patents that issue on patentable inventions and discoveries within the Newco Technology). Elan and Isis, directly or through the Management Committee, shall control such filing, prosecution, defense and maintenance. Elan and Isis agree to negotiate in good faith on the course of action to be taken with respect to Newco Technology.

        10.2.5 Newco, Elan and Isis shall promptly inform each other in writing of any alleged infringement of any patents within the Elan Patents, the Isis Delivery Patents, the Isis Development Candidate Patents or the Newco Patents or any alleged misappropriation of trade secrets within the Elan Intellectual Property, the Isis Intellectual Property or the Newco Technology by a third party of which it becomes aware and provide the others with any available evidence of such infringement or


                                      21.

               misappropriation insofar as such infringements or misappropriation relate solely to the Field.

        10.2.6 Newco shall have the right to prosecute at its own expense and for its own benefit any infringements of the Elan Patents, the Isis Delivery Patents and the Isis Development Candidate Patents or misappropriation of the Elan Intellectual Property and the Isis Intellectual Property, insofar as such infringements or misappropriation relate solely to the Field. In the event that Newco takes such action, Newco shall do so at its own cost and expense. At Newco's request, the Participants shall cooperate with such action. Any recovery remaining after the deduction by Newco of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such infringement proceeding shall belong to Newco. Should Newco decide not to pursue such infringers, within a reasonable period but in any event within twenty (20) days after receiving written notice of such alleged infringement or misappropriation each of the Participants may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at such Participant's request, Newco shall cooperate with such action. Alternatively, the Participants may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Elan Patents, the Isis Delivery Patents or the Isis Development Candidate Patents affects both the Field as well as other products being developed or commercialized by Isis or Elan or its commercial partners outside the Field, Isis or Elan shall endeavor to agree as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

        10.2.7 Newco shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Newco Patents or alleged misappropriation of the Newco Technology. If any such alleged infringement or misappropriation occurs that gives rise to a cause of action both inside and outside the Field, Newco, in consultation with the Participants, shall determine the cause of action to be taken. In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Newco. Newco shall keep Elan and Isis informed of any action in a timely manner so as to enable Isis and Elan to provide input in any such action and Newco shall reasonably take into consideration any such input. At Newco's request, the Participants shall cooperate with any such action at Newco's cost and expense.


                                      22.

        10.2.8 In the event that Newco does not bring suit or otherwise take action against all infringement of the Newco Patents or misappropriation of the Newco Technology, then (i) if only one Participant determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action and (ii) if the Participants pursue such suit or action outside of Newco, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts.

        10.2.9 In the event that a claim is, or proceedings are, brought against Newco by a third party alleging that the sale, distribution or use of a Product in the Territory or use of the Elan Intellectual Property or the Isis Intellectual Property, as the case may be, infringes the intellectual property rights of such party, Newco shall promptly advise the other Participants of such threat or suit.

        10.2.10 Newco shall indemnify, defend and hold harmless Elan or Isis, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to herein, provided that Elan or Isis, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld or delayed. At its option, Elan or Isis, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or Isis, as the case may be and such Participant shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld or delayed.

10.3 Newco shall not encumber any of its rights under the Licenses or the Newco Technology without the prior written consent of Elan and Isis. Newco shall not be permitted to assign or sublicense any of its rights under the Licenses or the Program Technology without the prior written consent of Elan and Isis, respectively, which may be withheld in Elan's or Isis' sole discretion, as the case may be. Any permitted agreement between Newco and any permitted third party for the development or exploitation of the Elan Intellectual Property and/or Isis Intellectual Property in the Field shall require such third party to maintain the confidentiality of all information concerning the Elan Intellectual Property and the Isis Intellectual Property and shall provide that any improvements to the Elan Intellectual Property shall belong to Elan and any improvements to the Isis Intellectual Property shall belong to Isis.


                                      23.

                                    CLAUSE 11

                   EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

11.1 LICENSES TO ELAN PROGRAM TECHNOLOGY AND ISIS PROGRAM TECHNOLOGY. Subject to the provisions of the License Agreements, Newco shall grant to Elan a perpetual, exclusive, royalty free and sublicensable license in the Territory to Elan Program Technology outside of the Field, and to Isis a perpetual, exclusive, royalty free and sublicensable license in the Territory to the Isis Program Technology outside of the Field.

11.2 LICENSES FOR NEWCO PROGRAM TECHNOLOGY. Newco shall grant (i) to Isis an exclusive license of Newco Program Technology outside the Field in the Territory solely for use in connection with Isis proprietary drug products (including drug products discovered or developed in collaborative partnerships) and (ii) to Elan an exclusive license in the Territory for the use of Newco Program Technology in all fields other than the Field or in connection with Isis proprietary drug products. All such licenses shall contain such customary provisions as are contained in similar licenses in the industry, as agreed to by the licensee and the unanimous decision of the Management Committee, acting in good faith. (including all material provisions thereof). The financial terms of the said license agreement shall have regard, inter alia, to:

        11.1.1 the amount of monies expended by Newco in developing the licensed Newco Program Technology;

        11.1.2 the materiality of the contribution of the Newco Intellectual Property by comparison to the further research and development work to be conducted, and of the Elan Intellectual Property and Isis Intellectual Property;

        11.1.3 the financial return likely to be earned by Isis or Elan, as the case may be, from the proposed exploitation outside the Field; and

        11.1.4 the impact of the proposed exploitation of the Newco Program Technology outside the Field on the exploitation of the Newco Program Technology within the Field.


                                    CLAUSE 12

                                COMMERCIALIZATION

12.1 The Participants shall assist Newco in diligently pursuing the research, development, prosecution and commercialization of Products in accordance with the Business Plan. During the Research Term, Elan and Isis shall meet to discuss the commercial strategy for Newco, Commercialization of the Development


                                      24.

        Product and the further exploitation of the Newco Technology. For example, Isis and Elan shall discuss strategy and terms relating to product and clinical development, corporate partnering, licensing and supply agreements. It is contemplated that Isis, either as agent for Newco or through its representatives on the Management Committee, shall locate and negotiate with Independent Third Party marketing partners for the Development Product. In the course of such representation, Isis shall keep Newco and Elan fully informed of its efforts and progress with respect to the foregoing.

12.2 In the event Isis shall propose to Newco the development of one or more Isis Products, the Management Committee, by unanimous decision, shall determine whether or not to develop any such Isis Product. It is contemplated that Isis shall locate and negotiate with Independent Third Party marketing partners for Isis Products. Isis shall keep Newco and Elan apprised of its efforts and progress with respect to the foregoing; provided, however, that any such information shall be kept confidential and shall not be disclosed to EPT (excluding senior executive personnel of Elan).

12.3 The Business Plan shall be reviewed and mutually agreed to by Isis and Elan on an annual basis.

12.4 If Isis wishes to research, develop, and/or Commercialize one or more Isis Oligonucleotide Drugs other than the Development Candidate, Newco shall have an option to negotiate in good faith the terms of the formulation research, development, and/or Commercialization of any such Isis Oligonucleotide Drugs. Provided Newco has the capability and technology to substantially perform the services sought by Isis with respect to such Isis Oligonucleotide Drugs, Isis will not offer such arrangement to Newco on terms less favorable than those it offers to Independent Third Parties and Newco shall not offer such arrangement to Isis on terms less favorable than those it offers to Independent Third Parties.

12.5 In the event an Independent Third Party shall propose to Newco the development of Third Party Products, the Management Committee, by unanimous decision, shall determine whether or not to develop any such Third Party Product. Newco shall be responsible for negotiating with any Independent Third Parties commercially reasonable terms (e.g., royalties, milestones, development fees, manufacturing rights) for developing and licensing Third Party Products. It is contemplated that Elan, either as agent for Newco or through its representatives on the Management Committee, shall locate and negotiate Independent Third Party marketing partners for Third Party Products. In the course of such representation, Elan shall keep Newco and Elan fully informed of its efforts and their progress with respect to the foregoing.

12.6 Notwithstanding anything set forth herein, at such time as Newco intends to Commercialize the Development Product, Elan shall have the right of first negotiation with respect to the world-wide commercialization of the Development Product in accordance with the terms of the Elan License Agreement.


                                      25.

12.7 Subject to the rights of Elan with respect to the Development Product, Newco shall not be permitted to contract the Commercialization of the Development Product or any other Product without the prior written consent of Elan and Isis, which consent will not be unreasonably withheld or delayed; provided that such reasonableness standard, in the case of Elan, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Elan and in the case of Isis, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Isis.


                                    CLAUSE 13

                                  MANUFACTURING

13.1 Elan shall have a first right of negotiation for the commercial production of the Development Product on behalf of Newco, in accordance with the provisions of section 2.13 of the Elan License Agreement. Subject to the foregoing rights of Elan with respect to the Development Product, Newco shall not be permitted to contract the manufacture of the Development Product or any other Product without the prior written consent of Elan and Isis, which consent will not be unreasonably withheld or delayed; provided that such reasonableness standard, in the case of Elan, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Elan and in the case of Isis, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Isis.

                                    CLAUSE 14

                        TECHNICAL SERVICES AND ASSISTANCE

14.1 Whenever commercially and technically feasible, Newco shall contract with Isis or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Isis.

14.2 Newco shall, if appropriate, conclude an administrative support agreement with Elan and/or Isis on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by
        Newco:

        14.2.1 accounting, financial and other services;

        14.2.2 tax services;


                                      26.

        14.2.3 insurance services;

        14.2.4 human resources services;

        14.2.5 legal and company secretarial services;

        14.2.6 patent and related intellectual property services; and

        14.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

        The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

14.3. The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Stockholders and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

14.4 If Elan or Isis so requires, Isis or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Isis Intellectual Property, as the case may be, as necessary to further the Project.

14.5 The employees received by Elan or Isis, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 22 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.

                                    CLAUSE 15

                      AUDITORS, BANKERS, REGISTERED OFFICE,
                  ACCOUNTING REFERENCE DATE; SECRETARY; COUNSEL

Unless otherwise agreed by the Stockholders and save as may be provided to the contrary herein:

15.1    the auditors of Newco shall be Ernst & Young;

15.2 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;


                                      27.

15.3 the accounting reference date of Newco shall be December 31st in each Financial Year; and

15.4 the secretary of Newco shall be Diana Martin or such other Person as may be appointed by the Directors from time to time.


                                    CLAUSE 16

                                   REGULATORY

16.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required regulatory approval of the RHA to market the Products.

16.2 Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan.

16.3 Any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow Elan and Isis access thereto to enable Elan and Isis to fulfill their respective obligations and exercise their respective rights under this Agreement. Newco shall maintain such Regulatory Approvals at its own cost.

16.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHAs insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, except for liabilities resulting from failure to use reasonable efforts, none of Elan, EIS or Isis shall have any liability to Newco solely as a result of any failure of a Product to achieve the approval of any RHA.

                                    CLAUSE 17

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

17.1    GENERAL:

        No Stockholder shall, directly or indirectly, sell or otherwise transfer (each, a "TRANSFER") any Shares held by it except in accordance with this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Stockholder to


                                      28.

        any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

17.2    RIGHTS OF FIRST OFFER:

        If at any time after the end of the Term, a Stockholder shall desire to Transfer any Shares owned by it (a "SELLING STOCKHOLDER"), in any transaction or series of related transactions other than a Transfer to an Affiliate or subsidiary or in the case of EIS to an off-balance sheet special purpose entity established by EIS, then such Selling Stockholder shall deliver prior written notice of its desire to Transfer (a "NOTICE OF INTENTION") (i) to Newco and (ii) to the Stockholders who are not the Selling Stockholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Stockholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "OFFERED SHARES") and the proposed form of transaction (the "TRANSACTION PROPOSAL"), together with any available documentation relating thereto and the price at which such Selling Stockholder proposes to Transfer the Offered Shares (the "OFFER PRICE"). The "Right of First Offer" provided for in this Clause 17 shall be subject to any "Tag Along Right" benefiting a Stockholder which may be provided for by Clause 17, subject to the exceptions set forth therein.

        Upon receipt of the Notice of Intention, the Stockholders who are not the Selling Stockholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Stockholder (the "NOTICE OF EXERCISE"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Stockholders who are not the Selling Stockholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Stockholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Stockholders, the Selling Stockholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Stockholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 17.2.

        In the event that any of the Stockholders who are not the Selling Stockholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 17), then the Selling Stockholder shall sell all of the Offered Shares to such Stockholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Stockholders who are not the Selling Stockholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Stockholders on the basis of their pro rata equity interests in Newco.


                                      29.

        The rights and obligations of each of the Stockholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

        At the closing of the purchase of all of the Offered Shares by the Stockholders who are not the Selling Stockholder (scheduled in accordance with Clause 17), the Selling Stockholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Stockholders who are not the Selling Stockholder, duly executed by the Selling Stockholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

        Notwithstanding any other provision of this Clause 17.2, a Change in Control of any Stockholder shall not trigger a "Right of First Offer" in favor of any other Stockholder.

17.3    TAG ALONG RIGHTS:

        Subject to Clause 17.2, a Stockholder (the "TRANSFERRING STOCKHOLDER") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Stockholders (the "REMAINING STOCKHOLDERS"), to sell Shares at the same price and on the same terms and conditions as the Transferring Stockholder has agreed to sell its Shares (the "TAG ALONG RIGHT").

        In the event a Transferring Stockholder proposes to Transfer any Shares in a transaction subject to this Clause 17.3, it shall notify, or cause to be notified, the Remaining Stockholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "TRANSFEREE TERMS") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 17, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Stockholders in accordance with the terms hereof.

        The Tag Along Right may be exercised by each of the Remaining Stockholders by delivery of a written notice to the Transferring Stockholder (the "CO-SALE NOTICE") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Stockholder which the Remaining Stockholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Stockholder, the amount of such securities belonging to the


                                      30.

        Remaining Stockholder included in such Transfer may not be greater than such Remaining Stockholder's percentage beneficial ownership of Fully Diluted Common Stock multiplied by the total number of shares of Fully Diluted Common Stock to be sold by both the Transferring Stockholder and all Remaining Stockholders. Upon receipt of a Co-sale Notice, the Transferring Stockholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Stockholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Stockholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Stockholder shall have the right for a 45 day calendar day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Stockholders of the proposed Transfer and complying with the requirements of this Clause 17.

        At the closing of any Transfer of Shares subject to this Clause 17, the Transferring Stockholder, and the Remaining Stockholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

        Notwithstanding the foregoing, this Clause 17 shall not apply to any sale of Common Stock pursuant to an effective registration statement under the Securities Act in a bona fide public offering.

        The rights and obligations of each of the Stockholders pursuant to the "Tag Along Right" provided herein shall terminate upon the date that the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

        Notwithstanding any other provision of this Clause 17.3, a Change in Control of any Stockholder shall not trigger a "Tag Along Right" in favor of any other Stockholder.

                                    CLAUSE 18

                    MATTERS REQUIRING PARTICIPANTS' APPROVAL

18.1 In consideration of Isis and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not without the prior approval of the EIS Director and at least two of the Isis
        Directors:

        18.1.1.  engage in any activity other than the Business;


                                      31.

        18.1.2. acquire or dispose of assets of a value in excess of $25,000 or sell the principal assets, undertaking or Business of Newco;

        18.1.3. create any fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of Newco or of any Subsidiary;

        18.1.4. borrow any sum in excess of a maximum aggregate sum outstanding at any time of US $25,000;

        18.1.5. make any loan or advance or give any credit (other than normal trade credit) in excess of US$25,000 to any Person;

        18.1.6. give any guarantee or indemnity to secure the liabilities or obligations of any Party other than those which it is usual to give in the ordinary course of a business similar to the Business;

        18.1.7. enter into any contract, arrangement or commitment involving expenditure on capital account or the realization of capital assets if the amount or the aggregate amount of such expenditure or realization by Newco would exceed US$50,000 in any one year or in relation to any one project, and for the purpose of this paragraph the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms shall be deemed to be capital expenditure incurred in the year in which such agreement is entered into;

        18.1.8.  issue any unissued Shares or create or issue any new shares;

        18.1.9. alter any rights attaching to any class of share in the capital of Newco or alter the Newco Memorandum of Association and Bye-Laws;

        18.1.10. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

        18.1.11. dispose of Newco or of any shares in Newco;

        18.1.12. enter into any partnership or profit sharing agreement with any Person other than arrangements with trade representatives and similar Persons in the ordinary course of business;

        18.1.13. do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;


                                      32.

        18.1.14. issue any debentures or other securities convertible into shares or debentures or any share warrants or any options in respect of shares in Newco;

        18.1.15. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

        18.1.16. acquire, purchase or subscribe for any shares, debentures, mortgages or securities (or any interest therein) in any company, trust or other Person;

        18.1.17. adopt any employee benefit program or incentive schemes;

        18.1.18. engage any new employee at remuneration of greater than US$60,000 per annum;

        18.1.19. pay any remuneration to the Directors by virtue of holding such office other than Directors who hold executive office;

        18.1.20. license or sub-license any of the Elan Intellectual Property, Isis Intellectual Property, or Newco Technology;

        18.1.21. amend or vary the terms of the Isis License Agreement or the Elan License Agreement;

        18.1.22. permit a person other than Newco to own a regulatory approval relating to the Product(s);

        18.1.23. change the authorized signatories on Newco bank accounts;

        18.1.24. amend or vary the Business Plan or agree the Budget;

        18.1.25. alter the number of Directors;

        18.1.26. pay dividends or distributions in respect of, or redeem or repurchase, the equity of Newco;

        18.1.27. enter into joint venture agreements or any similar arrangements with any Person; or

        18.1.28. create, acquire or dispose of any Subsidiary or of any shares in any Subsidiary.


                                      33.

                                    CLAUSE 19

                                    DISPUTES

19.1 Should any dispute or difference arise between Elan and Isis, or between Elan or Isis and Newco, during the period that this Agreement is in force, other than a dispute or difference relating to (i) the interpretation of any provision of this Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the Chief Executive Officer of Isis and the President of EPT.

19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the Chief Executive Officer of Isis and the President of EPT a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the Chief Executive Officer of Isis and the President of EPT who shall endeavor to resolve the dispute. If the chief executive officers of the Participants agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

                                    CLAUSE 20

                           CERTAIN CHANGES OF CONTROL


20.1 Upon the occurrence of a Change of Control of Isis and/or Newco, Elan shall be entitled, within three months of the occurrence of such event, to require Isis to sell on reasonable terms of payment to Elan all (but not some only) of the Shares, held or beneficially owned by Isis for an amount equal to their fair market value (the "Buyout Option"). Elan shall notify Isis of the exercise of the Buyout Option, no later than 30 business days prior to the proposed exercise thereof, by delivering written notice to Isis stating that the Buyout Option is exercised and the price at which Elan is willing to purchase the Shares of Isis.



20.2 In the event that the Participants do not agree upon a purchase price for the Shares within Five Business Days following the receipt by Isis of written notice from Elan pursuant to Clause 20.1 above, the Participants shall jointly select a nationally recognized investment banking firm as arbitrator to make such determination. In the event the Participants do not agree upon the selection of such investment banking firm, Elan may contact the presiding justice of the Supreme Court of the State of New York sitting in the City, County, and State of






                                      34.

        New York (the "PRESIDING JUSTICE") and request that an independent US-based nationally recognized investment banking firm which is knowledgeable of the pharmaceutical/biotechnology industry be appointed within 10 Business Days. The Presiding Justice shall endeavor to select an investment banking firm as arbitrator which is technically knowledgeable in the pharmaceutical/biotechnology industry (and which directly and through its Affiliates, has no business relationship with, or shareholding in, either of the Participants). Promptly upon being notified of the arbitrator's appointment, the Participants shall submit to the arbitrator details of their assessment of the fair market value for the Shares beneficially owned by Isis together with such information as they think necessary to validate their assessment. The arbitrator shall notify Isis of the fair market value assessed by Elan (the "Elan Valuation") and shall notify Elan of the fair market value assessed by Isis (the "Isis Valuation"). The Participants shall then be entitled to make further submissions to the arbitrator within five Business Days explaining why the proposed valuations, as the case may be, are unjustified. The arbitrator shall thereafter meet with Isis and Elan and shall thereafter choose either the Purchase Price on the basis of which price the arbitrator determines to be closer to the fair market value for the Shares beneficially owned by Isis. The arbitrator shall use its best efforts to determine the Elan Valuation or the Isis Valuation (but not any other price) as the purchase price for the shares (the "Purchase Price") within 30 Business Days of his appointment. The Participants shall bear the costs of the arbitrator equally provided that the arbitrator may, in its discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.


20.3 Elan shall purchase the Shares beneficially owned by Isis by delivery of the Purchase Price in cash no later than the 15th Business Day following determination of the Purchase Price by the arbitrator.

20.4 The Shares so transferred shall be sold by Isis with effect from the date of such transfer free from any lien, charge or encumbrance, but with all rights and restrictions attaching thereto.

20.5 If Elan exercises the Buyout Option, Newco shall continue to develop Isis Products on terms which are substantially the same as those which would be provided to an Independent Third Party negotiating on an arm's length basis.

20.6 If Elan exercises the Buyout Option, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the License Agreements to protect the intellectual property rights of the Participants.

20.7 If Elan exercises the Buyout Option, the provisions of Clauses 1, 3, 11.1, 17, 20.7, 21.4, 22, 23 and 24 shall survive the termination of this Agreement under this Clause 20.7; all other terms and provisions of this Agreement shall cease to have effect and be null and void.







                                      35.

                                    CLAUSE 21

                                   TERMINATION

21.1    This Agreement shall govern the operation and existence of Newco until
        (i) terminated by written agreement of all Parties hereto or (ii) otherwise terminated in accordance with this Clause 21.

21.2 For the purpose of this Clause 21, a "RELEVANT EVENT" is committed or suffered by a Participant if:

        21.2.1 it commits a material breach of its obligations under this Agreement or the applicable License, which breach remains uncured 60 days after written notice thereof; provided, however, that (x) if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified and (y) if a default involves a good faith dispute regarding the amount of any required payment, provided any undisputed amount is paid, such default shall be stayed and the remainder may be withheld for a reasonable period during which a good faith resolution of the amount owed is being pursued;

        21.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days;

        21.2.3 it is unable to pay its debts in the normal course of business;

        21.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld);

        21.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

        21.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part


                                      36.

               of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

21.3 If either Participant commits a Relevant Event, the other Stockholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

21.4 In the event of a termination of the Elan License Agreement and/or the Isis License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

21.5    The provisions of Clauses 1, 3, 7.1, 11.1, 17, 21.4, 21.5, 22, 23 and 24
        shall survive the termination of this Agreement under Clause 21.3 or by mutual consent pursuant to Clause 21.1 in accordance with their terms; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement under Clause 21.3 or by mutual consent pursuant to Clause 21.1.

                                    CLAUSE 22

                                 CONFIDENTIALITY

22.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the Newco Technology, the Elan Intellectual Property or the Isis Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "CONFIDENTIAL INFORMATION").

22.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

        22.2.1 information that is generally available to the public;

        22.2.2 information that is made public by the disclosing Party;

        22.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's written records, without the aid, application or use of the disclosing Party's Confidential Information;


                                      37.

        22.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

        22.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis;

        22.2.6 information which the receiving Party is required to disclose pursuant to:

               (i) a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or

               (ii) other requirement of law; provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or seek confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required;

        22.2.7 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its written records, provided such information was not previously provided to the receiving Party from a source which was under an obligation to keep such information confidential; or

        22.2.8 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

22.3 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of the Transaction Documents and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information


                                      38.

        disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

22.4 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the third party recipient of the terms and provisions of this Agreement and their duties hereunder and shall obtain their consent hereto as a condition of releasing to the third party recipient the Confidential Information.

22.5 Nothing contained herein shall obligate or restrict any Party from utilizing public, non-proprietary information which is not subject to the protection of applicable patent laws.

22.6 Any breach of this Clause 22 by any employee, representative or agent of a Party shall be considered a breach by the Party itself.

22.7 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

22.8 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.


                                      39.

                                    CLAUSE 23

                                      COSTS

23.1 Each Stockholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the other Transaction Documents.

23.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.

                                    CLAUSE 24

                                     GENERAL

24.1    GOOD FAITH:

        Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

24.2    FURTHER ASSURANCE:

        At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

24.3    RELIANCE ON REPRESENTATION AND WARRANTIES:

        Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

24.4    FORCE MAJEURE:

        Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.


                                      40.

24.5    RELATIONSHIP OF THE PARTIES:

        Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and Isis as partners, or Elan/EIS as an employee or agent of Isis, or Isis as an employee or agent of Elan/EIS.

        No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third Party.

24.6    COUNTERPARTS:

        This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

24.7    NOTICES:

        Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

        Elan at:

        Lincoln House, Lincoln Place, Dublin 2
        Ireland
        Attention:  Vice President & General Counsel,
        Elan Pharmaceutical Technologies,
        a division of Elan Corporation, plc
        Telephone:    353-1-709-4000
        Fax:          353-1-709-4124

        with a copy to:

        Brock Silverstein LLC
        One Citicorp Center, 56th Floor
        New York, NY 10022
        Attention:  David Robbins, Esq.
        Telephone:    212-371-2000
        Fax:          212-371-5500

        EIS at:

        Elan International Services, Ltd.
        102 St. James Court
        Flatts, Smiths Parish FL04


                                      41.

        Bermuda
        Attention:  President
        Telephone:    441-292-9169
        Fax:          441-292-2224

        with a copy to:

        Brock Silverstein LLC
        One Citicorp Center, 56th Floor
        New York, NY 10022
        Attention:  David Robbins, Esq.
        Telephone:    212-371-2000
        Fax:          212-371-5500

        Isis at:

        2292 Faraday Avenue
        Carlsbad, CA 92008
        Attention:  B. Lynne Parshall
        Telephone:    760-603-2460
        Fax:          760-931-9639

        with a copy to:

        Cooley Godward LLP
        4365 Executive Drive
        San Diego, CA 92121
        Attention: L. Kay Chandler, Esq.
        Telephone:    619-550-6000
        Fax:          619-453-3555

        Newco at:

        Orasense Ltd.
        c/o Appleby, Spurling & Kempe
        Cedar House, 41 Cedar Avenue
        P.O. Box HM 1179
        Hamilton, Bermuda HM EX
        Attention:   Timothy Faries
        Telephone:    441-295-2244
        Fax:          441-295-7768

        with a copy to each of Isis, EIS and their respective counsel at the addresses indicated above;


                                      42.

        or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

        Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt by telephone. Notices of change of address shall be effective upon receipt.

24.8    GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict or law provision or rule.

24.9    ARBITRATION

        (a) Any dispute under this Agreement or the other Transaction Documents which is not settled by mutual consent (whether pursuant to the provisions in Clause 19 hereof or otherwise) shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. Such arbitrator shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrator within 15 days of demand by either Party, then either Party shall have the right to petition the Presiding Justice to appoint an arbitrator.

               The arbitration shall be held in New York, New York and the arbitrator shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs).

        (b) The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

               Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

               The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration.


                                      43.

        (c) In rendering judgment, the arbitrator shall be instructed by the Parties that he shall be permitted to select solely from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

               A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty
               (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

        (d) Any arbitration under the Transaction Documents shall be completed within one year from the filing of notice of a request for such arbitration.

               The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

        (e) The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

24.10   SEVERABILITY:

        If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

24.11   AMENDMENTS:

        No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

24.12   WAIVER:

        No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver,


                                      44.

        and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

24.13   ASSIGNMENT:

        None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

        24.13.1 Elan, EIS and/or Isis shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

        24.13.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to an off-balance sheet special purpose entity established by Elan or EIS.

        24.13.3 Elan, EIS and/or Isis shall have the right to assign or otherwise transfer their rights and obligations hereunder in connection with a sale of all or substantially all of the business of such Party to which the transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise, subject, however, to the Elan's right to exercise the Buyout Option pursuant to the provisions of Clause 20 hereof in the event of a Change of Control of Isis and/or Newco.

24.14   WHOLE AGREEMENT/NO EFFECT ON OTHER AGREEMENTS:

        This Agreement (including the Schedules attached hereto) and the other Transaction Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the other Transaction Documents.

        In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Memorandum of Association and Bye-Laws, the terms of this Agreement shall prevail.

        No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the


                                      45.

        provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

24.15   SUCCESSORS:

        This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

                            [Signature Page Follows]



























                                      46.

               IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               ELAN CORPORATION, PLC

in the presence of:__________________


                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               ELAN INTERNATIONAL SERVICES, LTD.

in the presence of:__________________


                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               ISIS PHARMACEUTICALS, INC.

in the presence of:__________________


                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               ORASENSE LTD.

in the presence of:__________________